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Exhibit 10.55

PARKING LOT AND STORAGE LEASE
1900 Walker Ave., Monrovia CA 91016

    THIS LEASE, entered into this 11th day of June, 2000, by and between and Gilbert Bates & LaVonne Bates, and Staar Surgical Company., hereinafter called respectively Landlord and Tenant. This Lease replaces the previous leases between the Parties dated August 3, 1995 and June 20, 1997.

    WITNESSETH; that for and in consideration of the payment of the rents and the performance of the covenants contained on the part of Tenant, said Landlord does hereby demise and let unto the Tenant, for use as a parking lot those premises described as South 1/2 of parking lot, as well as 4,464 s.f. of inside storage located as per Exhibit "A", at 1900 Walker Avenue, Monrovia, California, for tenancy commencing on the 1st day of July 2000, and at a monthly lease of Forty Thousand Eighty Two, ($4,082)* GROSS dollars per month, payable monthly in advance on the 1st day of each and every month for a period of one year.

*The above rent is based on $2,232 rent for the warehouse and $1,850 for the parking lot.

    It is further mutually agreed between the parties as follows:

    (1) Parking lot shall be occupied by no more than 35 cars. Each car must be parked in a striped stall. Personnel using Inside Storage shall not have access to restrooms, electrical room, telephones or any other area not contained in the leased area without approval of Landlord.

    (2) Tenant absolves Landlord of any responsibility or liability in connection with Tenants use of property. Tenant shall maintain gate motor in proper working order. Tenants shall keep premises clear and free of excessive engine oil, trash and other debris. Tenant shall not park vehicles overnight. Tenant shall keep the trees and shrubs trimmed and in good appearance.

    (3) Tenant shall not violate any city ordinance or state law in or about said premises.

    (4) That all alterations, additions or improvements made in and to said premises shall, unless otherwise provided by written agreement between the parties hereto, be the property of Landlord and shall remain upon and be surrendered with the premises.

    (5) Tenant shall not sub-let the demised premises, or any part thereof, or assign this agreement without the Landlord's written consent.

    (6) Any failure by Tenant to pay rent or other charges promptly when due, or to comply with any other term or condition hereof, shall at the option of the Landlord, and after sixty lawful notice given, forthwith terminate this tenancy.

    (7) Tenant shall keep and maintain the premises in a clean and sanitary condition at all times, and upon the termination of the tenancy shall surrender the control keys and premises to the Landlord in as good condition as when received, ordinary wear and damage by the elements excepted.

    (8) Tenant shall provide Landlord evidence of adequate insurance for the use of premises, naming Gilbert Bates, LaVonne Bates, L. Bates, Inc. and GLB Apparel, Inc., as additional insured in an amount not less that $1,000,000.

    (9) Nothing contained in this agreement shall be construed as waiving any of Landlord's right under the laws of the State of California.

    (10) After completion of the term of this lease, there shall be no holdover unless there is a written agreement to that effect signed by Staar, Unitek Miyachi & Lessor in place (thirty) 30 days prior to the expiration of June 1st, 2001. Absent such an agreement, Tenant agrees to be vacated by the Expiration Date.

    (12) The prevailing party in an action brought for the recovery of rent or other moneys due or to become due under the lease or by reason of a breach of any covenant herein contained or for the recovery of the possession of said premised, or to compel the performance of anything agreed to be done herein, or to recover for damages to said property, or to enjoin any act contrary to the provisions hereof, shall be awarded all of the costs in connection therewith, including, but not by way of limitation, reasonable attorney's fees.

    (13) Landlord shall not be liable or responsible in any way for injury to any person, or for loss of, or damage to, any article belonging to Tenant, or located in said premises, or other premises under control of Landlord. Landlord shall not liable for and this agreement shall not be terminated by reason of any interruption of, or interference with, services or accommodation due Tenant, caused by strike, riot, orders of public authorities, acts of other Tenants, accident, the making of necessary repairs to the building of which said premises are a part or any other cause beyond the Landlord's control.

    (14) Except in case of emergency, Landlord agrees to not enter the Inside Storage Area leased by Tenant. Upon request, Tenant shall provide access to Landlord, or his agent, to said premises for reasonable purposes including inspection, maintenance and showing same to prospective Tenants or purchasers. Tenant agrees to provide Landlord a key and access code to be used by Landlord only in the event of an Emergency, in which case Landlord agrees to notify Tenant or Tenant's Security Personnel of such access as soon as practically possible, but in no case later than the commencement of the next business day. Tenant hereby agrees not to change any lock or access device to said premises without the prior written consent of Landlord.

    15) Tenant agrees that he has inspected the premises, and equipment and that the same are now in good order and condition; and that he will on demand pay Landlord for all loss, breakage and damage. Landlord agrees to provide labor to move the partition wall and gate in order to segregate the inside storage space. Tenant agrees to pay for the relocating their security sensors. Tenant is responsible for security of this area. Tenant will be provided access to north ground level loading doors at any time during normal working hours. Tenant will have 24-hour pedestrian access to the storage space via the man door on the north side of the building (El Norte Street). Tenant agrees to maintain the fencing, gate and electrical fixtures. Tenant will be provided with an alarm keypad and code, which will deactivate the alarm for the area of this lease. Landlord may enter the parking area leased by Tenant without notice for any reasonable purpose.

    (16) The following items are furnished: 35 remote activators/changes. Landlord agrees to resurface and restripe the parking lot prior to the Tenants occupancy.

    (17) The security deposit is refundable provided all rents have been paid and and no damage has occurred and no repairs are necessary to return premises to original condition. The security deposit is hereby reduced to four thousand eighty two and no/100 ($4,082). Excess Security Deposit may be applied to the next months rent.

    (18) This lease is a confidential transaction between Landlord and Tenant. The terms, including but not limited to the length of the agreement, are not to be disclosed in whole or in part by either party without prior written consent of the other party.

    (19) Tenant agrees to cooperate with Landlord (at Landlords expense) in the repair, resurfacing and restriping of the parking lot. Landlord will attempt to perform this work on the weekend so as to not unduly inconvenience Tenant. In the event the parking lot is unusable for any work day due to this work, Tenant will be credited at the rate of $70.00 per day.

All rent checks are to be made payable to Gilbert Bates. Rent shall be paid at 425 E. Huntington Drive, Monrovia, CA 91016. Rent is due on the first day of each month. Rent payments paid after the third day of the month must include a late charge of $200 plus $50 for each additional day that the rent continues to be unpaid. The total late charges for any one-month shall not exceed $500. Returned checks will be charged $20.

LANDLORD	TENANT
/s/ GILBERT L. BATES GILBERT L. BATES	/s/ SANDRA K. WOOD WILLIAM HUDDLESTON STAAR SURGICAL, INC.
/s/ LAVONNE BATES LAVONNE BATES	Assist. V.P. Corp Services TITLE
6-29-00 DATE	6-29-00 DATE

EXHIBIT "A"
1900 Walker Ave
Monrovia CA

    [FLOOR PLAN]

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PARKING LOT AND STORAGE LEASE 1900 Walker Ave., Monrovia CA 91016
EXHIBIT "A" 1900 Walker Ave Monrovia CA